FOR IMMEDIATE RELEASE		            Contacts:		Jill Burchill
                                     									Chief Financial Officer
August 22, 2000					                       			507/663-8294
	                                             Sheldahl, Inc.
                                             	jill.burchill@sheldahl.com
1150 Sheldahl Road
Northfield, MN  55057                  							Jennifer Weichert
                                              Weichert Financial
                                              Relations, Inc.
                                       							651/686-9751
                                              weichertfr@aol.com

                 SHELDAHL, INTERNATIONAL FLEX TECHNOLOGIES
                 AND MORGENTHALER PARTNERS CONTINUE TALKS

Northfield, MN, August 22, 2000 - Sheldahl, Inc. (NasdaqNM: SHEL) announced today that exclusive discussions with International Flex Technologies and their majority owner Morgenthaler Venture Partners ("Morgenthaler") are continuing on an exclusive basis. The exclusive discussions, initially scheduled to terminate August 7, 2000, have once again been extended until August 30, 2000. Due diligence and negotiations are proceeding. In the event a transaction is not consummated, the Company will immediately proceed to initiate other alternatives to strengthen its cash flow and financial position.

A series of announcements have been issued to keep shareholders abreast of developments as they occur. On June 26, 2000, the Company announced the signing of an exclusivity agreement whereby Sheldahl would acquire IFT in exchange for shares of Sheldahl's common stock. In addition Morgenthaler Partners and other potential investors proposed to infuse approximately $40 million in new capital into Sheldahl in exchange for shares of a new series of Sheldahl's convertible preferred stock.

Related to these continuing discussions, on August 15, 2000, Sheldahl announced that Morgenthaler invested $2 million in the Company through a debt instrument that is convertible under certain circumstances into common stock or, in the event Morgenthaler and the Company consummate the equity transaction currently being negotiated and previously announced, then the debt will be convertible into shares of the new series of Sheldahl's convertible preferred stock to be issued in that transaction.

In addition, on August 7, 2000, the Company also announced an initial extension of the exclusivity agreement and stated that it expects earnings for its fiscal 2000 fourth quarter to be below analysts' expectations but slightly improved over last quarter and fourth quarter last year. Softer than expected sales in Sheldahl's Core business is driving the reduced expectations and will result in the earnings shortfall and continued cash tightness. Fourth quarter and full year results are expected to be released at the end of September 2000.

Morgenthaler is a private equity investment firm with offices in Cleveland, Ohio and Menlo Park, California, with approximately $1 billion under management.

Sheldahl is a leading producer of high-density substrates, high-quality flexible printed circuitry, and flexible laminates primarily for sale to the automotive electronics and data communications markets. The Company, which is headquartered in Northfield, Minnesota, has operations in Northfield; Longmont, Colorado; South Dakota; Toronto, Ontario, Canada; and Chihuahua, Chih., Mexico. Its sales offices are located in Detroit, Michigan; Hong Kong, China; Singapore; and Mainz, Germany. Currently, Sheldahl employs approximately 800 people. Sheldahl's common stock trades on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol: SHEL. In its fiscal year ended August 27, 1999, Sheldahl reported revenues of $122.1
million.    Sheldahl news and information can be found on the World Wide Web at http://www.sheldahl.com


The discussion above contains statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties as described by Sheldahl's periodic filings. Actual results may differ materially depending on a variety of factors, including but not limited to the following: the achievement of Sheldahl's projected operating results, the ability of Sheldahl to successfully obtain waivers from its lenders for any defaults on its debt covenants, the achievement of efficient volume production and related sales revenue results at Longmont, the ability of Sheldahl to identify and successfully pursue other business opportunities, and Sheldahl not entering into an agreement with respect to a transaction or any such transaction not being consummated. Additional information with respect to the risks and uncertainties faced by Sheldahl may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in the Company's filings with the Securities and Exchange Commission, including Sheldahl's Annual Report, Form 10-K for the fiscal year ended August 27, 1999, Forms 10-Q for the quarters ended November 26, 1999; February 25, 2000, May 26, 2000 and other SEC filings. Sheldahl does not undertake any obligation to update any such factors or to publicly announce developments or events relating to the matters described herein.

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